Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES SECOND QUARTER 2015 RESULTS

Performance driven by strong execution and pent-up demand;

Company increases full-year 2015 outlook

Highlights:

•                  Quarterly Net Sales increased 21% from Q2 FY’14 to $107.1 million

•                  Quarterly Adjusted EBITDA of $28.1 million

•                  Declared $0.2225 per share cash dividend paid on June 30, 2015

•                  Henderson performance in line with expectations

August 3, 2015 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment, today announced financial results for the second quarter ended June 30, 2015.

James L. Janik, Chairman, President, and Chief Executive Officer of the Company, commented, “We achieved solid second quarter results as we continued to execute on our strategy amid positive pent-up demand dynamics. In addition, our pre-season order book was strong, signaling positive dealer sentiment, and excitement around our new product lines, the launch of which further enhances our industry-leading portfolio. We plan to begin shipping these new products in the third quarter, and expect pre-season shipments to be more evenly split between the second and third quarters, as compared to historical trends.”

Mr. Janik continued, “Our recently acquired Henderson Products business produced another strong sales performance in the second quarter and is well positioned to achieve its 13th consecutive year of revenue growth.  The integration is progressing as planned and we’ve identified opportunities to implement our proprietary Douglas Dynamics Management System, DDMS, to drive value creation across the business and better serve customers.”

Second Quarter Results

Net sales were $107.1 million in the second quarter of 2015, compared to second quarter 2014 net sales of $88.2 million. This 21% increase in net sales reflects stronger shipments of equipment and service parts compared to the prior year, driven by the addition of the business of Henderson Enterprises Group, Inc. (“Henderson”) which the Company acquired on December 31, 2014.

Douglas Dynamics’ pre-season ordering period extends across the second and third quarters. In 2014, pre-season sales were more heavily weighted towards the second quarter versus the third quarter in an approximate 55/45 split.  For 2015, the Company anticipates a relatively even split between the second and third quarters.

Gross Profit was $37.0 million or 34.5% of net sales for the second quarter, compared to $34.4 million, or 39.0% of net sales in the second quarter of 2014.  As anticipated, the decrease in margin as a percentage of sales is largely due to lower gross margins for Henderson products. The Company expects to achieve incremental gross margin improvement over time through applying its Douglas Dynamics Management System.

Net income for the 2015 second quarter was $13.1 million, or $0.57 per diluted share based on weighted average shares of 22.4 million shares, compared to net income of $14.6 million, or $0.64 per diluted share based on weighted average shares of 22.2 million shares, in the second quarter of 2014. The effective tax rate for the second quarter of 2015 was 37.5%. The estimated effective tax rate for full year 2015 is expected to be approximately 36.0%.

The Company reported Adjusted EBITDA of $28.1 million in the second quarter of 2015 compared to Adjusted EBITDA of $27.8 million in the second quarter of 2014.

Balance Sheet and Liquidity

During the first six months of 2015, the Company recorded net cash provided by operating activities of $10.4 million compared to net cash provided by operating activities of $12.3 million in the same period last year.

Inventory was $63.8 million at the end of the second quarter of 2015, an increase of $25.2 million compared to the second quarter of 2014. The increase was driven primarily by the acquisition of Henderson.

Accounts receivable at the end of the second quarter of 2015 were $61.6 million, an increase of $10.3 million compared to second quarter 2014 which was also primarily driven by the acquisition of Henderson’s trade receivables and is in line with our expectations.

Dividend

As previously reported on June 8, 2015, Douglas Dynamics declared a quarterly cash dividend of $0.2225 per share on the Company’s common stock, which was paid on June 30, 2015 to stockholders of record as of the close of business on June 19, 2015.

Outlook

So far, 2015 has exceeded our internal expectations given the difficult comparisons to the record performance of 2014. Based on second quarter results and visibility into current market trends, the Company is increasing its 2015 financial outlook and now expects Adjusted EBITDA for full year 2015 to be in the range of $90 million to $105 million and net sales for full year 2015 to be in the range of $385 million to $420 million.  Earnings per share for full year 2015 are expected to range from $1.70 per share to $2.05 per share. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels.

Mr. Janik noted, “We believe that pent-up demand from deferred equipment purchases continued to contribute to our strong first half results. We believe the extreme snowfall season of 2013-2014 unlocked pent-up demand.   Furthermore, while the 2014/2015 North American snowfall was lower than the preceding year, it was still well above the historical averages across many core markets. Looking ahead, positive dealer sentiment, strong preseason orders and strong demand for our market-leading products give us the confidence to raise full year sales and earnings guidance for 2015. As always though, the largest variable in our forecast is fourth quarter results, which will be impacted by the magnitude, timing and location of snowfall.”

Webcast Information

The Company will host an investor conference call on Tuesday, August 4, 2015 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics portfolio includes snow and ice management attachments sold under the FISHER®, WESTERN®, HENDERSON® and SNOWEX® brands. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx, which we acquired in 2013, or the business of Henderson and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$12,349	$24,195
Accounts receivable, net	61,610	60,918
Inventories	63,785	48,248
Deferred income taxes	5,718	7,004
Prepaid and other current assets	1,235	2,156
Total current assets	144,697	142,521

Property, plant, and equipment, net	38,514	37,546
Goodwill	160,962	160,962
Other intangible assets, net	131,202	135,009
Deferred financing costs, net	2,586	2,485
Other long-term assets	2,880	1,920
Total assets	$480,841	$480,443

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,601	$9,753
Accrued expenses and other current liabilities	25,263	33,670
Income taxes payable	2,360	642
Current portion of long-term debt	1,629	1,629
Total current liabilities	39,853	45,694

Retiree health benefit obligation	6,980	6,774
Pension obligation	11,898	12,316
Deferred income taxes	52,485	49,853
Long-term debt, less current portion	185,657	186,471
Other long-term liabilities	5,056	6,046

Total shareholders’ equity	178,912	173,289
Total liabilities and shareholders’ equity	$480,841	$480,443

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(unaudited)		(unaudited)

Net sales	$107,143	$88,225	$161,033	$124,621
Cost of sales	70,133	53,810	107,586	76,081
Gross profit	37,010	34,415	53,447	48,540

Selling, general, and administrative expense	11,304	8,481	22,721	16,818
Intangibles amortization	1,904	1,454	3,807	2,909

Income from operations	23,802	24,480	26,919	28,813

Interest expense, net	(2,779)	(1,998)	(5,233)	(3,970)
Other expense, net	(69)	(65)	(129)	(83)
Income before taxes	20,954	22,417	21,557	24,760

Income tax expense	7,850	7,824	8,070	8,592

Net income	$13,104	$14,593	$13,487	$16,168
Less: Net income attributable to participating securities	186	221	191	242
Net income attributable to common shareholders	$12,918	$14,372	$13,296	$15,926

Weighted average number of common shares outstanding:
Basic	22,330,740	22,174,256	22,289,500	22,138,908
Diluted	22,351,981	22,194,214	22,310,731	22,158,650

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.58	$0.65	$0.60	$0.72
Earnings per common share assuming dilution attributable to common shareholders	$0.57	$0.64	$0.59	$0.71
Cash dividends declared and paid per share	$0.22	$0.22	$0.45	$0.44

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2015	June 30, 2014
	(unaudited)

Operating activities
Net income	$13,487	$16,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,123	4,574
Inventory step up of acquired business included in cost of sales	1,956	—
Amortization of deferred financing costs and debt discount	335	379
Loss recognized on assets held for sale	—	67
Stock-based compensation	1,981	1,597
Provision for losses on accounts receivable	113	114
Deferred income taxes	3,918	2,819
Earnout liability	394	273
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(805)	(9,070)
Inventories	(17,493)	(10,602)
Prepaid and other assets and refundable income taxes paid	(339)	2,459
Accounts payable	848	(2,237)
Accrued expenses and other current liabilities	1,242	7,579
Benefit obligations and other long-term liabilities	(1,329)	(1,863)
Net cash provided by operating activities	10,431	12,257

Investing activities
Capital expenditures	(3,284)	(2,605)
Proceeds from sale of assets held for sale	—	1,018
Acquisition of businesses	(7,931)	—
Net cash used in investing activities	(11,215)	(1,587)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(27)	(97)
Dividends paid	(10,085)	(9,791)
Net repayments of revolver borrowings	—	(13,000)
Repayment of long-term debt	(950)	(575)
Net cash used in financing activities	(11,062)	(23,463)
Change in cash and cash equivalents	(11,846)	(12,793)
Cash and cash equivalents at beginning of year	24,195	19,864
Cash and cash equivalents at end of quarter	$12,349	$7,071

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2015	2014	2015	2014

Net income	$13,104	$14,593	$13,487	$16,168

Interest expense - net	2,779	1,998	5,233	3,970
Income tax expense	7,850	7,824	8,070	8,592
Depreciation expense	1,164	841	2,316	1,665
Amortization	1,904	1,454	3,807	2,909
EBITDA	26,801	26,710	32,913	33,304

Stock based compensation	857	575	1,981	1,597
Purchase accounting (1)	162	137	2,350	273
Other charges (2)	237	388	421	899
Adjusted EBITDA	$28,057	$27,810	$37,665	$36,073

(1) - Reflects $96 and $66 in earn out compensation expense related to Henderson and TrynEx, respectively, in the three months ended June 30, 2015.   Reflects $192 and $1,956 in earn out compensation expense related to Henderson and inventory step up related to Henderson included in cost of sales in the six months ended June 30, 2015, respectively.   Reflects $202 in earnout compensation expense  related to TrynEx in the six months ended June 30, 2015.  Reflects $137 and $273 in earnout compensation expense related to TrynEx  in the three and six months ended June 30, 2014, respectively.

(2) - Reflects expenses of $237 and $388 for one time, unrelated legal and consulting fees for the three months ended June 30, 2015 and June 30, 2014, respectively. Reflects expenses of $421 and $899 for one time, unrelated legal and consulting fees for the six months ended June 30, 2015 and June 30, 2014, respectively.